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Exhibit 99(a)(1)(v)

Liberty Media Tender Offer for Stock Options Personalized Statement

Name: [                        ]

Address: [                        ]

        This statement shows the number of outstanding Liberty Media Corporation stock options you are eligible to tender in return for cash. This information reflects certain adjustments in the type and number of shares for which your stock options are exercisable, as well as the exercise price per underlying share, made from time to time in accordance with the terms of the relevant stock option agreement and plan.

        Please review this statement carefully. If you believe any of the information is incorrect or if you have questions, please contact Debbie Watkins at (720) 875-4317 or Sharon Meymarion at (310) 434-7053.

Your Stock Option Account Information

Grant Date of Eligible Option	Current Exercise Price of Eligible Option		Number of Shares of Liberty Media's Series A Common Stock Underlying Eligible Option	Cash Payment Per Share Underlying the Eligible Option	Amount of Cash You May Receive if You Choose to Tender
DATE	US$	XX.XX	XXXXX	X.XX	US$	XXXXX
DATE	US$	XX.XX	XXXXX	X.XX	US$	XXXXX
DATE	US$	XX.XX	XXXXX	X.XX	US$	XXXXX
DATE	US$	XX.XX	XXXXX	X.XX	US$	XXXXX

        If you choose to tender your options for cash, you must tender all of your eligible options subject to the terms and conditions set forth in the Offer to Purchase. You cannot tender only a portion of an option granted on the same date and at the same exercise price. To make your election, please refer to the Election Form previously distributed to you.

        The benefits shown in this statement are provided to help you make your decision whether to exchange outstanding stock options granted under the Liberty Livewire Corporation 2001 Incentive Plan (formerly known as Liberty Livewire 2000 Incentive Plan and/or the Four Media Company 1997 Stock Plan) for cash. This is a one-time offer. If you accept this tender offer, you will not be able to revoke it after the expiration of the offer.

        By necessity, the benefits shown in this statement are prepared from Liberty Media Corporation's records based on information in our files and are subject to corrections. It does not reflect any change in the condition of your employment after this statement was prepared.

        Efforts have been made to ensure the accuracy of the information contained in this statement. However, if there is a conflict or a difference between what is shown here regarding Your Stock Option Account Information and the information contained in your option agreement(s), the information contained in your option agreement(s) will govern, subject to any adjustment mechanisms provided for in your option agreement and the relevant plan.

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Liberty Media Tender Offer for Stock Options Personalized Statement